Filed Pursuant to Rule 424(b)(5)
Registration No. 333-265408

Prospectus

$150,000,000

Class A common stock

We have entered into a sales agreement, or the sales agreement, with Cowen and Company, LLC, or Cowen, relating to shares of our Class A common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our Class A common stock having an aggregate offering price of up to $150,000,000 from time to time through Cowen acting as our agent.

Our Class A common stock is listed on the Nasdaq Global Market, or Nasdaq, under the symbol “VERA.” On June 2, 2022, the last reported sale price of our Class A common stock was $14.25 per share.

Sales of our Class A common stock, if any, under this prospectus may be made in sales deemed to be an “at-the-market” equity offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cowen is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Cowen for sales of Class A common stock sold pursuant to the sales agreement will be an amount equal to up to 3.0% of the gross proceeds of any shares of Class A common stock sold under the sales agreement. In connection with the sale of the Class A common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation to Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Investing in our Class A common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-4 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen

The date of this prospectus is June 13, 2022.

Table of contents

Prospectus

i

About this prospectus

This prospectus relates to part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.

This prospectus relates to the offering of our Class A common stock. Before buying any of the Class A common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of Class A common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the Cowen has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Cowen is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Unless the context indicates otherwise, references in this prospectus to “Vera,” “the Company,” “we,” “us,” “our” and similar references refer to Vera Therapeutics, Inc.

ii

Prospectus summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class A common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus on page S-4 and in the documents incorporated by reference into this prospectus.

Company overview

We are a late-stage biotechnology company focused on developing and commercializing transformative treatments for patients with serious immunological diseases. Our lead product candidate, atacicept, a self-administered fusion protein that blocks both B lymphocyte stimulator and a proliferation-inducing ligand is currently being evaluated for the treatment of immunoglobulin A nephropathy in the Phase 2b ORIGIN trial, which we expect will complete enrollment in mid-2022 and report topline results in the fourth quarter of 2022. If the data from this trial are positive, we plan to initiate a pivotal Phase 3 clinical trial in 2023. We plan to initiate the Phase 3 COMPASS clinical trial of atacicept in lupus nephritis, a severe renal manifestation of systemic lupus erythematosus, or SLE, based on positive feedback from the U.S. Food and Drug Administration’s review of promising clinical results in a Phase 2 clinical trial of atacicept in high disease activity patients with SLE. In December 2021, we obtained worldwide, exclusive development and commercial rights from Amplyx Pharmaceuticals, Inc., a wholly owned subsidiary of Pfizer Inc., or Pfizer, for MAU868, a potentially first-in-class monoclonal antibody to treat BK virus, or BKV, infections. We believe MAU868 is the only clinical-stage neutralizing monoclonal antibody that is directed against BKV, a polyoma virus that can have devastating consequences in certain settings such as kidney transplant and hematopoietic stem cell transplant. In an interim analysis of Phase 2 data in BK viremia among kidney transplant recipients, MAU868 was shown to be well tolerated and demonstrated a clinically significant reduction of virologic activity. We expect to share full results from the interim analysis in June 2022 and expect to initiate a Phase 2b or Phase 3 clinical trial in 2023. We believe that our current pipeline programs leverage the deep expertise of our team and have strong commercial synergies. We currently hold global rights to all of our pipeline programs.

Corporate information

We were initially incorporated in Delaware in May 2016 under the name CDF Therapeutics, Inc. In October 2017, we changed our name to Trucode Gene Repair, Inc., and in April 2020, we changed our name to Vera Therapeutics, Inc. Our principal executive offices are located at 8000 Marina Boulevard, Suite 120, Brisbane, California 94005, and our telephone number is (650) 770-0077. Our website address is www.veratx.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only an inactive textual reference.

We use the VERA THERAPEUTICS word mark, Vera Therapeutics logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Implications of being an emerging growth company and a smaller reporting company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” We will cease to be an emerging growth company on December 31, 2026, or prior to such date if certain earlier events occur, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or Exchange Act, our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company, which would allow us to take advantage of many of the same exemptions available to emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation. We will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The offering

Class A common stock offered by us	Shares of our Class A common stock having an aggregate offering price of up to $150,000,000.

Class A common stock to be outstanding after this offering	Up to 37,282,550 shares (as more fully described in the notes following this table), assuming sales of 10,526,315 shares of our Class A common stock in this offering at an offering price of $14.25 per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on June 2, 2022. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of distribution	“At-the-market” offering that may be made from time to time through our sales agent, Cowen. See “Plan of Distribution” on page S-15.

Use of proceeds	We currently intend to use the net proceeds from this offering primarily to fund the research and development of our product candidates and for working capital and general corporate purposes. See “Use of Proceeds” on page S-8 of this prospectus.

Risk factors	Investing in our Class A common stock involves significant risks. See “Risk Factors” beginning on page S-4 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus.

Nasdaq Global Market symbol	“VERA”

The above discussion is based on 26,756,235 shares of our Class A common stock outstanding as of March 31, 2022, but excludes:

•

3,494,577 shares of Class A common stock issuable upon the exercise of stock options outstanding under our 2021 Equity Incentive Plan, or 2021 Plan, or our 2017 Equity Incentive Plan, or 2017 Plan, at a weighted-average exercise price of $8.23 per share, as of March 31, 2022;

•	58,290 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units outstanding as of March 31, 2022;

•

1,863,512 shares of Class A common stock reserved for future issuance under our 2021 Plan as of March 31, 2022, plus any additional shares of our Class A common stock that may become available under our 2021 Plan;

•

421,476 shares of our Class A common stock reserved for issuance under our 2021 Employee Stock Purchase Plan, or ESPP, as of March 31, 2022, as well as any future increases in the number of shares of our Class A common stock reserved for issuance under the ESPP; and

•	309,238 shares of our Class A common stock reserved for issuance upon conversion of the shares of our Class B common stock outstanding on March 31, 2022.

Risk factors

Investing in our Class A common stock involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our Class A common stock, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Risks related to this offering

Investors in this offering may pay a much higher price than the book value of our Class A common stock and therefore you may incur immediate and substantial dilution of your investment.

The public offering price of our Class A common stock in this offering may be substantially higher than the net tangible book value per share of Class A common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Assuming that an aggregate of 10,526,315 shares of our Class A common stock are sold at a price of $14.25 per share pursuant to this prospectus, which was the closing price of our Class A common stock on the Nasdaq Global Market on June 2, 2022, for an aggregate offering price of approximately $150.0 million in this offering, and after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate and substantial dilution of approximately $6.82 per share, representing the difference between our adjusted net tangible book value per share as of March 31, 2022 after giving effect to this offering and the assumed public offering price. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”

Sales of a substantial number of shares of our Class A common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. As of March 31, 2022, we had 26,756,235 shares of our Class A common stock outstanding. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amount of our Class A common stock in the public market, the market price of our Class A common stock could decline significantly.

Shares issued upon the exercise of stock options and the vesting and settlement of restricted stock units outstanding under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules and Rule 144 and Rule 701 under the Securities Act.

Moreover, certain holders of our Class A common stock and Class B common stock have rights, subject to conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act would result in the shares becoming freely tradeable in the public market, subject to the restrictions of Rule 144 in the case of our affiliates. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our Class A common stock could decline.

Our management team will have broad discretion to use the net proceeds from this offering and its investment of these proceeds may not yield a favorable return.

Our management team will have broad discretion in the application of the net proceeds from this offering and could spend or invest the proceeds in ways with which our stockholders disagree. Accordingly, investors will need to rely on our management team’s judgment with respect to the use of these proceeds. We intend to use the proceeds from this offering in the manner described in the section titled “Use of Proceeds.” The failure by management to apply these funds effectively could negatively affect our ability to operate and grow our business. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors, including any milestone payments received from any future strategic partnerships and royalties on sales of any future approved product. Accordingly, we will have broad discretion in using these proceeds. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose.

We do not anticipate paying cash dividends and, accordingly, stockholders must rely on share appreciation for any return on their investment.

We have never paid any dividends on our capital stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses and do not anticipate that we will declare or pay any cash dividends on our capital stock in the foreseeable future. In addition, under our Loan and Security Agreement with Oxford Finance LLC, or Oxford, dated December 17, 2021, we may not pay any cash dividends without Oxford’s prior written consent. As a result, capital appreciation, if any, of our Class A common stock will be your sole source of gain on your investment for the foreseeable future.

Raising additional capital may cause dilution to our stockholders, including purchasers of our Class A common stock in this offering, restrict our operations or require us to relinquish substantial rights.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve fixed payment obligations or agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through partnerships, collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, product candidates or future revenue streams, or grant licenses on terms that are not favorable to us. We cannot assure you that we will be able to obtain additional funding if and when necessary. If we are unable to obtain adequate financing on a timely basis, we could be required to delay, scale back or eliminate one or more of our clinical or discovery programs or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

The Class A common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand and the terms of the sales agreement, to vary the timing, prices and number of shares sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable placement notice, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

It is not possible to predict the aggregate proceeds resulting from sales made under the sales agreement.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Cowen at any time throughout the term of the sales agreement. The number of shares that are sold through Cowen after delivering a placement notice will fluctuate based on a number of factors, including the market price of our Class A common stock during the sales period, any limits we may set with Cowen in any applicable placement notice and the demand for our Class A common stock. Because the price per share of each share sold pursuant to the sales agreement will fluctuate over time, it is not currently possible to predict the aggregate proceeds to be raised in connection with sales under the sales agreement.

Special note regarding forward-looking statements

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended, that involve substantial risks and uncertainties. All statements contained in this prospectus regarding future events, results or outcomes, including our future results of operations and financial position, business strategy, research and development costs, the anticipated timing, costs and conduct of our planned clinical trials for our product candidates, the timing and likelihood of regulatory filings and approvals for our product candidates, our ability to commercialize our product candidates, if approved, the pricing and reimbursement of our product candidates, if approved, the potential benefits of strategic collaborations and our ability to enter into strategic arrangements, timing and likelihood of success, plans and objectives of management for future operations, and future results of anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable, and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus and the documents incorporated by reference herein under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus and the documents incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See the section titled “Where You Can Find Additional Information.”

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus, and while we believe such information provides a reasonable basis for these statements, and our management is responsible for the accuracy of such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Use of proceeds

We may issue and sell shares of our Class A common stock having aggregate sales proceeds of up to $150.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with Cowen as a source of financing.

We currently intend to use the net proceeds from this offering primarily to fund the research and development of our product candidates and for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending the use of net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest bearing instruments in accordance with our investment policy.

Dilution

If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of Class A common stock and the as adjusted net tangible book value per share immediately after this offering.

As of March 31, 2022, we had a historical net tangible book value of $134.4 million, or $4.97 per share of common stock based on 26,756,235 shares of Class A and 309,238 shares of Class B common stock outstanding. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at March 31, 2022.

After giving effect to the sale of our Class A common stock under the sales agreement in the aggregate amount of $150.0 million at an assumed offering price of $14.25 per share, the last reported sale price of our Class A common stock on the Nasdaq Global Market on June 2, 2022 and after deducting commissions and estimated aggregate offering expenses payable by us, our net tangible book value as of March 31, 2022 would have been $279.48 million, or $7.43 per share of common stock. This represents an immediate increase in the net tangible book value of $2.47 per share to our existing stockholders and an immediate dilution in net tangible book value of $6.82 per share to new investors. We determine dilution by subtracting our as adjusted net tangible book value per share after this offering from the amount of cash paid by an investor for a share of Class A common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$14.25
Net tangible book value per share as of March 31, 2022	$4.97
Increase in net tangible book value per share attributable to this offering	$2.47

As adjusted net tangible book value per share as of March 31, 2022, after giving effect to this offering		$7.43

Dilution per share to new investors purchasing shares in this offering		$6.82

The table above assumes for illustrative purposes that an aggregate of 10,526,315 shares of our Class A common stock are sold under the sales agreement at a price of $14.25 per share, the last reported sale price of our Class A common stock on the Nasdaq Global Market on June 2, 2022, for aggregate gross proceeds of $150.0 million. The shares subject to the sales agreement are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $14.25 per share, assuming Class A common stock in the aggregate amount of $150.0 million is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $7.57 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $7.68 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $14.25 per share, assuming Class A common stock in the aggregate amount of $150.0 million is sold at that price, would decrease our as adjusted net tangible book value per share after the offering to $7.28 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $5.97 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The above discussion and table are based on 26,756,235 shares of our Class A and 309,238 shares of Class B common stock outstanding as of March 31, 2022, and exclude:

•

3,494,577 shares of Class A common stock issuable upon the exercise of stock options outstanding under our 2021 Plan or our 2017 Plan, at a weighted average exercise price of $8.23 per share, as of March 31, 2022;

•	58,290 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units outstanding as of March 31, 2022;

•

1,863,512 shares of Class A common stock reserved for future issuance under our 2021 Plan as of March 31, 2022, plus any additional shares of our Class A common stock that may become available under our 2021 Plan; and

•

421,476 shares of our Class A common stock reserved for issuance under our ESPP as of March 31, 2022, as well as any future increases in the number of shares of our Class A common stock reserved for issuance under the ESPP.

To the extent that options outstanding have been or are exercised, outstanding restricted stock units vest and settle, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, including for potential acquisition or in-licensing opportunities, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Description of capital stock

General

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.001 per share, 14,600,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. All of our authorized shares of preferred stock are undesignated.

Common stock

Voting rights and conversion rights

The holders of our Class A common stock are entitled to one vote per share of Class A common stock on any matter that is submitted to a vote of our stockholders and holders of our Class B common stock are not entitled to any votes per share of Class B common stock, including for the election of directors. Additionally, holders of our Class A common stock have no conversion rights, while holders of our Class B common stock have the right to convert each share of our Class B common stock into one share of Class A common stock at such holder’s election, provided that as a result of such conversion, such holder would not beneficially own in excess of 9.9% of any class of our securities registered under the Exchange Act, unless otherwise as expressly provided for in our amended and restated certificate of incorporation. However, this ownership limitation may be increased to any other percentage designated by such holder of Class B common stock upon 61 days’ notice to us or decreased by such holder at any time. Holders of our Class B common stock are also permitted to make certain transfers of Class B common stock to non-affiliates, upon which such transferred shares could be immediately converted into shares of our Class A common stock.

Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors for our Class A common stock. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of our stockholders holding shares of Class A common stock, with the directors in the other classes continuing for the remainder of their respective three-year terms. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified structure of our board of directors, the size of our board of directors, removal of directors, director liability, vacancies on our board of directors, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.

Economic rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, and other than the voting rights and conversion rights stated above, all shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects for all matters, including those described below.

Dividends.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Liquidation Rights.    On our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

No preemptive or similar rights

The holders of shares of our Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to redemption or sinking fund provisions.

Preferred stock

Undesignated preferred stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our Class A common stock and may adversely affect the market price of the Class A common stock and the voting and other rights of the holders of Class A common stock. We have no current plans to issue any shares of preferred stock.

Anti-takeover provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Certificate of incorporation and bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of Class A common stock are able to elect all of our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for stockholder actions at a duly called meeting of stockholders. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, or our chief executive officer or president. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

The foregoing provisions, including those described in “Voting Rights and Conversion Rights” above, may make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Choice of forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom is the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on our behalf; (ii) any claim or cause of action for a breach of fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders; (iii) any claim or cause of action against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against us or any of our current or former directors, officers, or other employees governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Our amended and restated certificate of incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Additionally, our amended and restated certificate of incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

Exchange listing

Our Class A common stock is listed on the Nasdaq Global Market under the symbol “VERA.”

Transfer agent and registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Plan of distribution

We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $150.0 million of shares of our Class A common stock through Cowen as our sales agent. Sales of shares of our Class A common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Cowen will offer shares of our Class A common stock, subject to the terms and conditions of the sales agreement, on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of shares of our Class A common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of our Class A common stock requested to be sold by us. We may instruct Cowen not to sell shares of our Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our shares of our Class A common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent is up to 3.0% of the gross sales price of the shares of our Class A common stock sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen up to $75,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $0.45 million.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares of our Class A common stock.

Cowen will provide written confirmation to us following the close of trading on the Nasdaq Global Market on each day in which shares of our Class A common stock are sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of our Class A common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of our Class A common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of shares of our Class A common stock.

Settlement for sales of shares of our Class A common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our shares of our Class A common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes shares of our Class A common stock.

Our shares of Class A common stock are listed on the Nasdaq Global Market and trade under the symbol “VERA.”

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

Legal matters

Cooley LLP will pass upon the validity of the Class A common stock offered by this prospectus. Goodwin Procter LLP, New York, New York, is counsel for Cowen in connection with this offering.

Experts

The financial statements of Vera Therapeutics, Inc. as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our company, Vera Therapeutics, Inc. The address of the SEC website is www.sec.gov.

Copies of certain information filed by us with the SEC are also available on our website at www.veratx.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-40407)

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 28, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 14, 2022;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022;

•	our Current Reports on Form 8-K filed with the SEC on April 12, 2022 and May 26, 2022; and

•

the description of our Class  A common stock in our registration statement on Form 8-A filed with the SEC on May 11, 2021, including any amendments or reports filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing and effectiveness of the registration statement but prior to the termination of all offerings covered by this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at 8000 Marina Boulevard, Suite 120 Brisbane, California 94005, or by telephoning us at (650) 770-0077.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a later statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

$150,000,000

Class A common stock

Prospectus

Cowen

June 13, 2022